UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2014

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Oregon	93-0816972
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035
(Address of principal executive offices) (Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 20, 2014, Greenbrier Leasing Company LLC (“GLC”), a wholly-owned subsidiary of The Greenbrier Companies, Inc. (“Registrant”), entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. (“BofA”), as Administrative Agent, Union Bank, N.A., as Syndication Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Sole Book Manager, and the lenders identified therein (the “Lenders”).

Pursuant to the Credit Agreement, the Lenders made a $200.0 million senior secured term loan (“Term Loan”) to GLC, as the borrower. A portion of the proceeds from the Term Loan were used by GLC to refinance the principal and interest outstanding under two existing senior term loans in the aggregate amount of approximately $125.0 million.

The Term Loan is subject to a borrowing base which is determined based on the net book value of certain pledged railcar assets and GLC is obligated to make mandatory prepayments if the borrowing base ratio exceeds the required threshold. To secure its obligations under the Credit Agreement, GLC granted the Lenders a security interest in the railcar assets (and related proceeds) included in the borrowing base. The Term Loan is to be repaid in 23 equal quarterly installments of $1.75 million each, commencing June 30, 2014, with the remaining outstanding amounts, plus accrued interest, to be paid on the maturity date of March 20, 2020. GLC may make voluntary prepayments without penalty and there is an accordion provision permitting an increase to the Term Loan up to a maximum of $50.0 million subject to the terms and conditions set forth in the Credit Agreement.

Amounts outstanding under the Term Loan bear interest at a “Base Rate” or a “Eurocurrency Rate”, at the option of GLC, plus an amount equal to the “Applicable Margin” under the Term Loan. Pursuant to an interest-rate SWAP contract also entered into on March 20, 2014, GLC locked in a fixed rate of 1.9875% in place of its otherwise floating Eurocurrency Rate for approximately half of the Term Loan (or $100.0 million, reducing over the term of the facility to $79,875,000), which, together with the Applicable Margin at closing of 1.75% (subject to adjustment under the terms of the Term Loan), equated to an all-in rate at closing for such portion of the Term Loan of 3.7375%. The Credit Agreement contains customary representations, warranties and covenants, including specified restrictions on indebtedness, dispositions, restricted payments, transactions with affiliates, liens, fundamental changes, sale and leaseback transactions and other restrictions applicable to GLC and its subsidiaries and GLC is required to comply with a Consolidated Adjusted Interest Coverage Ratio (as defined therein) and a Consolidated Capitalization Ratio (as defined therein). The Credit Agreement contains customary events of default, such as non-payment, covenant breaches and the occurrence of a Change of Control (as defined in the Credit Agreement).

The description of the Credit Agreement in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

BofA, Union Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Lenders have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for GLC, the Registrant and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1	Credit Agreement, dated as of March 20, 2014 by and among Greenbrier Leasing Company LC, an Oregon limited liability company, Bank of America, N.A., as Administrative Agent, Union Bank, N.A., as Syndication Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Sole Book Manager, and the lenders identified therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC. (Registrant)

Date: March 25, 2014	By:	/s/ Mark J. Rittenbaum
Mark J. Rittenbaum Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit	Description

10.1	Credit Agreement, dated as of March 20, 2014 by and among Greenbrier Leasing Company LLC, an Oregon limited liability company, Bank of America, N.A., as Administrative Agent, Union Bank, N.A., as Syndication Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Sole Book Manager, and the lenders identified therein.